Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	May 12, 2023
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. ENTERS INTO NEW TERM LOAN AND REVOLVING LINE OF CREDIT

FREEHOLD, NJ, May 12, 2023 ........ UMH Properties, Inc. (NYSE: UMH) (TASE: UMH), announced that on May 11, 2023, it entered into a $25 million term loan with FirstBank. The term loan has a 5-year term with a competitive fixed interest rate. The previous line of credit had a balance of $15.1 million which has been rolled into the new term loan. The term loan is secured by rental homes, and their leases, in various communities throughout our portfolio. Additionally, we entered into a new $25 million line of credit secured by rental homes and their leases. This new line of credit also has a 5-year term and has a variable rate tied to Prime.

Samuel A. Landy, President and Chief Executive Officer commented, “UMH is pleased to announce this new term loan and line of credit with FirstBank. FirstBank has been an excellent partner and we are proud to grow our banking relationship with them. Over the past few years, we have made great strides in obtaining lender acceptance of our rental homes. We have now closed on rental home loans with Fannie Mae and entered into revolving lines of credit secured by rental homes with FirstBank and Triad Financial Services. We look forward to sourcing additional capital through the financing of our rental homes.”

“Rental homes in our communities have proven to provide a durable and stable income stream which is evidenced through our strong collection rate of over 98% and occupancy rate of approximately 94%. The ability to generate liquidity through our rental home investments should allow us to provide more affordable housing through investment in new rental homes, developments and acquisitions.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 135 manufactured home communities with approximately 25,700 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

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